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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-45812


                                  PROSPECTUS

                              10,925,434 SHARES

                     FASTCOMM COMMUNICATIONS CORPORATION

                                 COMMON STOCK


            This Prospectus relates to 10,925,434 shares (the "Shares" or the "Offered Shares") of common stock, par value $.01 per share (the "Common Stock"), of FastComm Communications Corporation, a Virginia corporation (the "Company"). The Shares have been issued to (i) to certain investors in connection with the Company's reorganization plan under Chapter 11 of the U.S. Bankruptcy Act; (ii) to certain former shareholders and debt holders of Cronus Technology, Inc. ("Cronus") in connection with the Company's acquisition of Cronus on March 31, 2000; (iii) to a group of private investors in July of 2000; (iv) to a group of private investors represented by The Zanett Securities Corporation in connection with a private offering on September 8, 2000; and (v) to an investment banking firm in January, 2000.

            The shareholders on page 11 of this prospectus are offering and selling up to 10,925,434 shares of our common stock. The selling Securityholders may offer and sell some, all or none of the common stock under this prospectus. The selling Securityholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commission for such sales. We will not receive any of the proceeds from the sale of our commons tock by the selling Securityholders.

            Our common stock is publicly traded on the OTC Bulletin Board under the symbol "FSCX". On September 8, 2000, the closing sales price for one share of our common stock on the Nasdaq Bulletin Board was $2.42.

            THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SECURITYHOLDERS.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined is this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     YOU SHOULD RELY ONLY UPON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING SECURITYHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SELLING SECURITYHOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAE CHANGED SINCE THAT DATE.

               The date of this Prospectus is October 30, 2000



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                       WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the informational requirements of the Securities Exchange Act of 1934. As required by the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the SEC at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, we are required to file electronic versions of these documents through the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The SEC maintains a World Wide Web site at http:www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The common stock is quoted on the Nasdaq OTC Bulletin Board Market. Information regarding the trading of our common stock on the Nasdaq OTC Bulletin Board Market can be obtained from Nasdaq, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 (202) 496-2500).

            We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to us and the offer and sale of the securities, reference is made to the Registration Statement. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of those documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement may be inspected without charge at the public reference facilities of the SEC at the addresses contained in the preceding paragraph and copies of all or any part thereof may be obtained form the SEC at prescribed rates.

            Pursuant to the rules of the SEC, we are able to "incorporate by reference" into this document the information that we have on file with the SEC. This means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. In addition, any later information we file with the SEC and incorporated by reference will update and supersede the information referred to or contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13a, 13c, 14 or 15(d) of the Exchange Act until this offering has been completed:

            1. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2000, filed with the Commission pursuant to Section 13(a) of the 1934 Act; and

            2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2000, filed with the Commission pursuant to Section 13(a) of the 1934 Act.

            3. Our Quarterly Report on Form 10QA for the fiscal quarter ended July 29, 2000 filed with the Commission pursuant to Section 13(a) of the 1934 Act on September 14, 2000.

            4. Our current report on Form 8-K filed with the SEC on September 13, 2000.

            5. Our current report on Form 8-K filed with the SEC on April 14, 2000; and

            6. Our current report on Form 8-K A filed with the SEC on June 14, 2000

            7. The description of the Company's Common Stock registered under the 1934 Act contained in the Company's Form 8-A filed with the Commission on September 8, 1988, including any amendments or reports filed for the purpose of updating such description.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superceded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference, modifies or supersedes that statement.; Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

            You may request a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning Mr. Mark Rafferty, Chief Financial Officer, at:

                        FastComm Communications Corporation
                        45472 Holiday Drive, Suite 3
                        Dulles, VA 20166
                        Telephone: (703) 318-7750

            You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have

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authorized no one to provide you with different information. The selling shareholders are not authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

              SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

            Certain information set forth in this Prospectus includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act or make oral statements that constitute forward-looking statements. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospectus, projected ventures, new products, anticipated market performance and similar matters. The words "budgeted," "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because these statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date hereof.

            The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution you that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to those set forth under the caption "Risk Factors" on page 4 and in our filings with the SEC.

            We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

            We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporated). Requests should be directed to FastComm Communications Corporation, 45472 Holiday Drive, Dulles, Virginia 20166, (703) 318-7750,
Attention: Investor Relations.

            No person has been authorized to give any information or to make any representation other than those contained in, or incorporated by reference into, this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Securityholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these Shares by anyone, in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any state, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information herein or the affairs of the Company since the date hereof.

                       SUMMARY DESCRIPTION OF OUR BUSINESS

INTRODUCTION

FastComm Communications Corporation (the "Company" or "FastComm") designs, develops and manufactures signaling gateway products that bridge the gaps that exist between incompatible communications networks, integrated access devices that serve as advanced voice/data/video/data convergence routers for enterprise and carrier users, IBM data center products, and protocol converters specifically designed for Unisys environments. FastComm also provides advanced internet protocol and data solutions over Frame Relay and xDSL such as voice/data integrated access devices (IAD's) and routers.

The Company's goal is to provide customers with leading edge technology and a cost-effective means of incorporating these technologies into existing or new networks. FastComm is positioning itself at the forefront of the evolving converged networks with a customer base that includes domestic and international corporations, carriers, internet service providers, competitive local exchange carriers, and State and Federal government agencies.

The Company targets business customers and designs its products for volume sales through third party resellers such as network product and service dealers, systems integrators, telephone carriers and original equipment manufacturers. These resellers form a primary distribution channel for the Company and also provide installation and maintenance support services.

The Company was incorporated as MicroTel, Inc. under the laws of the Commonwealth of Virginia in May 1983. The Company changed its name to Data Safe Incorporated in February 1984; to Electronic Vaults, Inc., in August 1984; and to FastComm Communications Corporation, in October 1987.

During the fiscal year ended April 30, 1997, the Company acquired Comstat Datacomm Corporation, ("CDC or Comstat"), a Georgia corporation engaged in the data communications business.

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In May 1998, FastComm obtained an exclusive license from KG Data Systems, Inc.,
("KG Data") to manufacture, market and sell that firm's ChanlComm(R) product line, a replacement for channel attached front end processors in IBM based mainframe networks. Effective March 31, 1999, FastComm acquired all of the assets and assumed certain liabilities of KG Data. This business is now internally identified as the Mainframe Communications Division. (See Item 7)

On March 31, 2000, the Company completed its acquisition of substantially all of the assets and certain liabilities of Cronus Technology, Inc., ("Cronus") a privately held Illinois corporation that designs, manufactures and sells system compatibility solutions to the telecommunications industry. The Company believes that the Cronus acquisition provides it with a series of signaling gateway products that may be sold to multinational telecommunications corporations at gross margins significantly greater than the frame relay product line. Further, Cronus has 22 experienced software engineers which can allow the Company to significantly expand its research and development activities which could lead to more efficient product development. (See Item 7)

The Company's shares are quoted on the OTC Bulletin Board under the symbol FSCX.OB.

DESCRIPTION OF BUSINESS

FASTCOMM'S PRODUCTS.

FastComm's suite of products include:

Signaling Gateway Product Family

The FastComm line of signaling gateways bridges the gap between incompatible communications networks, enabling seamless communication between in-band to in-band, in-band and out-of-band networks and out-of-band to out-of-band SS7, ISDN, and xGCP networks. There are 4 products in the signaling gateway product line:

- SignalPath(TM) 230 (SP-230) is a 52 T1/E1 signaling gateway allowing communication between in-band and out-of-band networks or between networks supporting different out-of-band protocols. As a signaling gateway supporting multiple national SS7 and in-band variants, the SP-230 could extend the softswitch architecture to foreign markets immediately.

- SP-201 is a 4 T1/E1 variant of the SP-230.

- TSC-100 is a 24 T1/E1 signaling gateway allowing communication between different variants of in-band signaling.

- MUX-100 is an analog to digital converter. Protocol conversion is an available option.

Integrated Access Devices (IAD's) Product Family

Integrated Access Devices aggregate multiple traffic types (i.e. voice/fax, IP, video, etc.) onto a single access port or circuit. The FastComm IADs consist of the following two products:

- MetroLAN(TM) family of IADs is ideal for remote office/branch office environments. Supports up to 3 analog voice/fax ports, Ethernet, and up to 3 physical ports with extensive IP/legacy support.

- GlobalStack(TM) is a modular IAD that complements the MetroLAN(TM) for medium to large and central site environments. Supports up to 60 compressed digital voice/fax channels or 6 voice interfaces, Ethernet and a variety of serial data interfaces (i.e. V.35, X.21, V.24, T1/FT1, E1/N*64kbps, and/or 56/64kbps CSU/DSUs).

Data Center Products Family

The Data Center product family is geared toward providing data routing capability for IP and legacy communications.

- ChanlComm(R) provides the IBM mainframe user with the ability to perform high speed SNA/SCLC/Bisync and LAN communications without the need for a traditional front-end processor or costly software products such as NCP or SSP.

- QUICK II(TM) is an integrated router, protocol converter and terminal server all in one easy to manage compact chassis, for attaching Unisys Poll Select devices into IP networks.

- MonoFRAD(TM) is a data router supporting a Network and a single User port.
- RingFRAD(TM) is a data router supporting a Token Ring, a Network port and up to 4 User ports.

- WEBrouter(TM) is a compact, low cost Internet/Intranet router supporting Ethernet and a single Network port.

- EtherFRAD(TM) is a family of integrated IP and legacy data routers supporting Ethernet, a Network port and up to 5 User ports.

SIGNALPATH 230

The SignalPath 230 (SP 230) is an advanced signaling protocol converter designed to solve signaling compatibility problems that exist between communications networks. Different types of communications protocols, both in-band and out-of-band, exist globally making communications between such networks impossible. The SP 230 breaks down the communications barriers presented by these different protocols and enables a seamless flow of information across any network. The SP 230 can interface with switches and gateways provided by Cisco, Lucent, Nortel, Siemens, Ericsson, Alcatel and others. As a signaling gateway supporting multiple national SS7 and in-band variants, the SP-230 could extend the softswitch architecture to foreign markets immediately.

METROLAN

The MetroLAN router combines analog voice from switches, PBXs, key systems, telephones, and the public telephone network with LAN/legacy data & multimedia and transports it over switched or dedicated digital networks. MetroLAN satisfies the needs of small office/branch offices that require optimum phone line performance. With FastComm's routing software, three analog voice ports, two data equipment serial interfaces and an Ethernet port, the MetroLAN is the perfect solution for voice/fax/data and video applications. The MetroLAN is compliant with FRF.11, supporting voice compression (with silence suppression) which allows up to 3 compressed voice channels to be transported in less than 30Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.

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GLOBALSTACK

The GlobalStack-EX voice/fax/data/video router combines digital and analog voice from switches, PBXs, key systems, and remote telephones with LAN/legacy data and transports it over switched or dedicated digital networks. With digital T1, E1, ISDN BRI and PRI interfaces, frame relay interfaces for data equipment, an Ethernet port, and FastComm's routing software, the GlobalStack-EX is the perfect solution for integrating voice/fax/data and multimedia throughout the enterprise network. The GlobalStack-EX satisfies large regional and central site office and POP locations where a confluence of communication mediums converge. The GlobalStack-EX is compliant with FRF.11, supporting voice compression (with silence suppression) and allows up to 30 voice channels to be transported in less than 300Kbps. Bandwidth is dynamically allocated between voice/video/data so that LAN traffic may continually adapt to fill the unused bandwidth.

CHANLCOMM(R) MAINFRAME COMMUNICATIONS PROCESSOR

During fiscal 1999, the Company began to market the ChanlComm(R) product family as a replacement for the front end processor ("FEP") in IBM mainframe computer networks. The ChanlComm(R) takes its name from being "channel attached" to a main computer, bypassing the typical front end processor installed to handle communications lines. This product is now shipping with serial (SDLC) interfaces for wide area network lines (point to point and multidrop). The product development plan includes the addition of a direct frame relay interface, full IP routing, along with other capabilities and protocols. The current 16 port capacity will be expanded to at least 256 ports this fiscal year. In certain applications, the ChanlComm(R) at the host computer will communicate with FastComm IADs or routers at remote sites, creating "pull through" business for the Company.

QUICK PRODUCT LINE

The Quick II targets Unisys A and C-series mainframe customers who have been using legacy CP2000 equipment. Unisys sells and supports the Quick II to customers who require cost-effective network solutions for communication between legacy mainframe, peripheral and LAN applications. FastComm supports over 100 protocol variations which legacy equipment users depend on for seamless operations.

New Product Development

The Company invests heavily in research and development and expects such investment to continue.

Recorded expenses for research and development have been as follows:

            Fiscal year 2000        $2,966,000        46% of revenue
            Fiscal year 1999        $2,388,000        51% of revenue
            Fiscal year 1998        $2,255,000        25% of revenue

The Company's ability to anticipate changes in technology, industry standards and communications service provider offerings, and its ability to develop and introduce new and enhanced products on a timely basis that are successful in the market will be a significant factor in the Company's competitive position and in its prospects for growth. Management believes that the future success of the Company depends on its ability to continue to enhance its products, improve product performance and functionality and to develop new products that address emerging markets. Management believes that significant expenditures for research and development will continue to be required.

To bring a product to market quickly, any design may be done entirely internally, externally, jointly with another firm, or from licensed technology. Larger companies, with greater engineering resources and more internal expertise, may be able to develop a larger portion of their products without outside technology. Elimination of licensing fees or royalties could provide them a cost advantage.

Research and development project schedules for high technology products are inherently difficult to predict, and there can be no assurance that the Company will achieve its expected initial shipment dates of products in development. The timely availability of new and enhanced products is critical to the success of the Company. Delays in availability of these new products, or lack of market acceptance of such products, could adversely affect the Company.


                              CERTAIN RISK FACTORS

            Before you invest in shares of our common stock, you should be aware that there are various risks involved in an investment, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, before you decide to invest in shares of our common stock. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes", "anticipates", "expects", "estimates", "should", "may", "will", and "similar" expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements.

WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE FUTURE LOSSES

We have incurred net losses of $6,817,000 $5,550,000 and $9,089,000 for the years ended April 30, 2000, 1999 and 1998, respectively. We incurred a loss of $1,848,288 for the fiscal quarter ended July 29, 2000. These losses are primarily attributable to sales levels insufficient to meet the costs associated with the development and marketing of new products in an emerging technology and to litigation costs and costs associated with the Chapter 11 Bankruptcy described below. Sales levels have been negatively impacted by delays in product development, delays on the part of the carriers to offer frame relay services and once offered, incorrect carrier pricing for frame relay services. The Company actively participates in industry forums that promote frame relay and ATM services. Further, the Company upgraded and expanded it sales, marketing and engineering organizations, while decreasing its general and administrative overhead. The Company is focused on acquisitions and partnership arrangements

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intended to expand its technology base and increase sales. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future.

WE RECENTLY EMERGED FROM BANKRUPTCY.

On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. This filing was a direct result of enforcement activities by a judgment creditor. All litigation related to this matter has now been settled. On March 30, 1999, the Company's Plan of Reorganization was approved by the Bankruptcy Court and the Company emerged from Chapter 11. The Plan of Reorganization became effective on April 12, 1999. The Plan provides for cash and debenture payments equal to 100% of each allowed claim plus interest. The positions of all common shareholders were preserved. The Chapter 11 Bankruptcy filing had a negative impact on the Company's sales, its relationships with vendors and its ability to hire and retain qualified employees, among other areas.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE BUSINESS.

The market for networking systems is extremely competitive. In most of the markets in which we compete our competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than we do. Competition could become even more intense if new companies enter the market or if our existing competitors expand their product lines. We compete on the basis of product features and capabilities, performance and price. An increase in competition could have an adverse effect on our operating results, both in terms of lost market share and revenues and required investments in research and development and sales and marketing in order to remain competitive. There can be no assurance that we will be able to make technological advances or that we will have sufficient resources to fund the necessary research and development, marketing and sales efforts that will enable us to profitably compete in our markets. On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. This filing was a direct result of enforcement activities by a judgment creditor. All litigation related to this matter has been settled. On March 30, 1999, the Company's Plan of Reorganization was approved by the Bankruptcy Court and the Company emerged from Chapter 11 on April 12, 1999. The Plan provides for cash and debenture payments equal to 100% of each allowed claim plus interest. The positions of all common shareholders were preserved. This filing had a negative impact on sales during the 1999 fiscal year and, at this time, the Company is unable to predict the effect this filing and the subsequent reorganization will have on its ability to compete in its marketplace.

WE RELY ON A LIMITED NUMBER OF KEY EMPLOYEES.

Our success depends to a significant degree upon the continued contributions of our management, marketing, engineering and technical personnel, many of whom would be difficult to replace. In addition, as we continue to develop the ChanlComm product line, we will need to attract and retain additional qualified personnel. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business. Loss of the services of any of our key employees would be detrimental to our development. We do not have "key man" life insurance on any of our officers or directors. On June 2, 1998, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal bankruptcy laws in the United States Bankruptcy Court for the Eastern District of Virginia. As a direct result of this filing, the Company has suffered the loss of certain key employees. To date, the Company has been able to refill some of these positions. At this time, the Company is unable to predict the long-term effect this filing will have on its ability to attract and retain key employees.

WE MUST BE ABLE TO ADAPT TO CHANGES IN PROTOCOL AND OTHER TECHNOLOGY.

New Data Protocols may be developed that could displace the protocols currently supported in Company products, requiring additional software development to sustain the viability of those products. An announcement of such new protocols could have a negative effect on sales of older designs, as users hesitate to install equipment based on existing designs until they have evaluated the new ones. There can be no assurance that the Company would have the necessary resources, particularly the knowledgeable employees, to implement new protocols in a timely manner. Such failure to develop adequate products in response to new technology could adversely affect the Company's profitability. Asynchronous Transfer Mode (ATM) is a new technology for transmitting digital information, including voice and data, over a public or private network. Telephone companies and other operators of public network are deploying ATM in their backbone segments. If the ATM technology becomes much less expensive, ATM services could become economically more attractive than frame relay services that currently are involved in the bulk of the Company's business. If ATM were to become more popular than frame replay, the Company would need to develop new products, retrain its employees, and educate its sales and distribution channel partners. There can be no assurance that the Company will have the resources necessary to develop appropriate products in a timely manner.

WE MUST INTRODUCE NEW PRODUCTS TO COMPETE.

The Company's future revenue is dependent on its ability to successfully develop, manufacture and market products. In this regard, future growth is dependent on the Company's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers, channel partners, and others. The introduction of new or enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. There can be no assurance that the Company will successfully manage the transition to new products or that the Company's research and development efforts will result in commercially successful new technology and products in the future.

WE MAY NEED TO SEEK ADDITIONAL CAPITAL TO FULFILL OUR BUSINESS PLAN.

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The Company's ability to make future capital expenditures and fund the development and launch of new products, are dependent on existing cash and demands on cash to support inventory for the Company's products and the Company's return to profitability. The timing and amount of the Company's future capital requirements can not be accurately predicted, nor can there be any assurance that debt or equity financing, if required, can be obtained on acceptable terms. There can be no assurance that the company will have cash available in the amounts and at the times needed.

SOME COMPONENTS OF OUR PRODUCTS ARE AVAILABLE TO US ONLY FROM A LIMITED NUMBER OF SUPPLIERS.

Certain components used in our products are currently available from only one source and other of the components are available from only a limited number of suppliers. Although we have generally been able to obtain adequate supplies of components to date, our inability to develop alternative sources if and as required in the future, or to obtain sufficient sole source or limited source components as required, could result in delays or reductions in product shipments. Certain products that are or may in the future be marketed with or incorporated into our products are supplied by or under development by third parties. These third parties may be the sole suppliers of such products. While the Company believes there are a number of suitable manufacturers, there can be no assurance that current or alternative sources will be able to supply all of our demands on a timely basis. Also, an unanticipated interruption in supply could have a short-term effect on our business. It will not be economically practical for the Company to develop its own manufacturing capacity in the foreseeable future.

WE ARE DEPENDENT ON PATENTS AND PROPERTY RIGHTS TO PROTECT OUR POSITION IN THE INDUSTRY.

The Company's success depends in part upon its technological expertise and proprietary product designs. The Company relies upon its trade secret protection efforts and, to a lesser extent, upon patents and copyrights to protect its proprietary technologies. There can be no assurance that these steps will be adequate to deter misappropriation or infringement of its proprietary technologies or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Further, given the rapid evolution of technology and uncertainties in intellectual property law, there can be no assurance that the Company's current or future products will not be determined to infringe proprietary rights of others. Should the Company be sued for patent infringement, there can be no assurance that the Company will prevail, or, if required by such litigation, that it will be able to obtain the requisite licenses or rights to use such technology on commercially reasonable terms. In addition, any litigation, regardless of the outcome, could result in substantial costs to the Company.

WE COULD BE AFFECTED BY GOVERNMENTAL RESTRAINTS OR CHANGES IN GOVERNMENTAL
POLICY.

The Company's products are subject to regulation by the Federal Communications Commission (the "FCC"), and each of the Company's products must typically be tested before it can be introduced into the market. Any inability of the Company's products to conform to FCC regulations or any failure of the Company's products to meet FCC testing requirements could delay the introduction of the Company's products into the market, impact the Company's relationships with its OEMs and otherwise adversely affect the Company. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time-consuming to obtain the required regulatory approvals. Any significant delay in obtaining such regulatory approvals could have an adverse effect on the Company's operating results. Furthermore, changes in such laws, regulations, policies or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.

OUR OUTSTANDING SHARES MAY BE DILUTED.

A substantial number of shares of Common Stock are or will be issuable by the Company upon the exercise of warrants and options which the Company has issued, which could result in dilution to a Shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock.

On September 8, 2000, there were issued and outstanding a total of 26,388,699 shares of Common Stock. If all convertible debentures, warrants and stock options which the Company has issued were deemed converted and exercised, as the case may be, as of that date, there would be issuable approximately 36,163,229 shares of Common Stock. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. The availability to the Company of additional equity financing, and the terms of any such financing, may also be adversely affected by the foregoing.

OUR BUSINESS IS SUBJECT TO POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

A significant portion of the Company's sales are derived from products shipped against firm purchase orders received in each fiscal quarter and from products shipped against firm purchase orders released in that quarter. Unforeseen delays in product deliveries or the closing of sales, introduction of new products by the Company or its competitors, fluctuations in customer capital expenditures or other conditions affecting the networking industry or the economy during any fiscal quarter could cause quarterly revenue and net earnings to vary greatly. Further, the Company schedules some production of its products and budgets expenses based on forecasts of sales, which are difficult to predict. The Company's manufacturing procedures are designed to assure rapid response to customer demand, but may, in certain circumstances, create risk of excess or inadequate inventory if orders do not match forecast. Moreover, shortages or delays in the supply of manufacturing components at shipments at acceptable prices could adversely affect the Company's ability to meet scheduled product shipments in any particular quarter, which could materially affect the Company's operating results. Because a substantial portion of customer orders are filled within the fiscal quarter of receipt, and because of the ability of customers to revise or cancel orders and change delivery schedules without significant penalty, quarter to quarter revenues and, to a greater degree, net earnings, may be subject to greater variability and less predictability.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL CHANGES.

The markets for the Company's products are characterized by continuous technological change, evolving industry standards and frequent product introductions. Such changes in the market may adversely affect the Company's ability to sell its products. The Company's ability to anticipate changes in technology, industry standards and to develop and introduce new and enhanced products on a timely basis that are successful in the market, will be significant factors in the Company's competitive position and its prospects for growth. Moreover, if technologies or standards supported by the Company's products or carrier service offerings based on the Company's products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be adversely affected. As a result, Management believes that significant expenditures for research and development will be required in the future. Research and development project schedules for high technology products are inherently difficult to predict and there can be no assurance that the Company will achieve its expected initial shipment dates for products in development. Because timely availability of new and enhanced products is critical to the success of the Company, delays in availability of these products, or lack of market acceptance of such products, could adversely affect the Company.

OUR STOCK MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

The Company's common shares have been subject to substantial market price volatility, some of which has occurred when there have been variations between the Company's actual or anticipated financial results and the expectations of that of the financial community and in the aftermath of public announcements by the Company and its competitors. Further, the stock market has experienced extreme price and volume fluctuations from time to time which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic conditions, may adversely affect the market price of the Company's common shares. The Company's shares are currently quoted on the NASDAQ OTC Bulletin Board.

OTHER FACTORS

The Company further cautions that the factors referred to above and those referred to as part of particular forward looking statements may not be exhaustive, and that new risk factors emerge from time to time in its rapidly changing business. Further, the Company's independent auditors have included a paragraph in their opinion which indicates that, based on recent operating losses, along with existing working capital and accumulated deficits, there is substantial doubt about the Company's ability to continue as a going concern. The Company does not undertake to update any forward looking statements it may make or has made on its behalf to reflect changes it its expectations or assumptions or the risks and uncertainties referred to.

                                 USE OF PROCEEDS

            We will not receive any proceeds form the sale of the Offered Shares by the Selling Securityholders. If Warrants held by certain of the Selling Securityholders are exercised, we may receive up to $7,293,000, reflecting the total exercise price of the Warrants. If any or all of these warrants held by the Selling Shareholders are exercised, we intend to use the net proceeds for general corporate purposes and for working capital.

                             SELLING SECURITYHOLDERS

            Certain of the shares of common stock being offered by certain Securityholders are issuable (i) upon exercise of the prepaid and incentive warrants, (ii) as interest on the prepaid warrants, or (iii) upon exercise of the related warrants. For additional information about the prepaid warrants, see "Description of Securities. Warrants and Debentures" We are registering the shares in order to permit the selling Securityholders to offer these shares for resale from time to time. Except for the ownership of the Prepaid Warrants and the Incentive Warrants, these selling Securityholders have not had any material relationship with us within the past three years. The other shares being offered were issued to the Selling Securityholders in connection with the acquisition of Cronus Technology, Inc., funding of the Company's Bankruptcy Reorganization Plan, in a private placement in July 2000 and to an investment banking firm for investment banking services.

            The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the common stock by each of the selling Securityholders. The second column lists, for each selling Securityholder, the number of shares of common stock and related warrants that are issuable to the selling Securityholders as of September 14, 2000, assuming exercise of all prepaid warrants, accrued interest and the exercise of all warrants held by such Selling Securityholder on that date, without regard to any limitations on conversions or exercise. Because conversion of the Prepaid Warrants issued to certain selling Securityholders is based on a formula that depends on a number of factors, (i) the number of shares that will actually be issued upon conversion may vary from the 4,375,000 shares being offered by this prospectus and (ii) the numbers listed in the second column may fluctuate from time to time. The fourth column assumes the sale of all the shares offered by each selling shareholder.

            We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the Selling Securityholders and in order to adequately cover the number of shares required. Our calculation of the number of shares to be offered for resale is based on a conversion price of $2.00 per share with respect to the Prepaid Warrants.

            In accordance with the terms of a Registration Rights Agreement with the holders of the Prepaid Warrants, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the prepaid warrants determined as if the prepaid warrants were converted in full at the assumed conversion price of $2.00.

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------
REORGANIZATION
-------------------------------------------------------------------------------------------
Frederick Brader                      333                 333           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Gregory Danowski                   66,668              66,668           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Charles Deslaurier                 10,000              10,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Roy Flinchum                       16,667              16,667           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Dennis Fortin                      20,000              20,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Debbie Gill                           333                 333           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Joseph Hines                       66,668              66,668           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
David Minker                        6,668               6,668           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Stuart Sloane                       2,668               2,668           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Paul Trowell                           83                  83           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Sophia Vongphakdy                     666                 666           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Khan Vongphakdy                       666                 666           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Pheng Keophila                      1,000               1,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Leo Miller                          6,666               6,666           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
SUSQUEHANNA
-------------------------------------------------------------------------------------------
Capital Ventures Int'l (2)        397,234             397,234           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Castle Creek Partners (2)          19,735              19,735           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
CHESAPEAKE
-------------------------------------------------------------------------------------------
Andrew Schultz                     69,000              69,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
C Richard Lehnert IRA              22,500              22,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Edward Rayder                      50,000              50,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Harland McWilliams                 25,000              25,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jack Kneafsey                      93,750              93,750           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Robert Pearson                     37,500              37,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Peter C. Madsen                   140,000             140,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
KAUFMAN BROS, L.P. (3)            200,000             200,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
Gordon Turner                      67,500              67,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Scott Kasprowicz                   50,000              50,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------
REORGANIZATION
-------------------------------------------------------------------------------------------
S. M. Franzblau                    37,580              37,580           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Joseph Koch                        13,800              13,800           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Henry O. Jackson                    3,950               3,950           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Henry O. Jackson & Mattie
R. Jackson JTWRO                    1,000               1,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Lydia A. Williams                     500                 500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Chesapeake Securities
Research Corporation                3,586               3,586           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
JULY 2000 PLACEMENT
-------------------------------------------------------------------------------------------
Masha M. Adamantiades              22,500              22,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Peter Cohn                         15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jacquelyn A. Colligan             150,000             150,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Raymond James &
Associates, Inc. custodian
FBO Gregory Danowski IRA
#72724115                          45,000              45,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Gail Ellenbogan TTEE               15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ibriham I. Elwan                  109,500             109,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Linda Guyer                        15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
 Elaine Goldstein IRA #1           15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
 Elaine Goldstein IRA #2           15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
 Elaine Goldstein IRA #3           15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Infrastructure Capital
Group, Ltd.                        75,000              75,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Joseph C. Koch                     28,800              28,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Gerald W. Lazaroff                 75,000              75,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Cindy M. Latendresse
Gregory J. Martin                   7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
Harland D. McWilliams IRA          13,500              13,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
Harland D. McWilliams Roth IRA     16,500              16,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Mark Newman                         7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
George E. Pardonnet                37,500              37,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
Edward A. Rayder IRA                7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jurgen Schnepel                    45,000              45,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Betty Schultz                       7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Tracy Schultz                       7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Khalid A. Shadid                    7,500               7,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------
Allan Sperber                       4,500               4,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
James A. Tanski                    75,000              75,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Mark G. Tanski                     75,000              75,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bear Stearns Custodian for
Thomas T. Taylor Roth IR           15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
David T. Washington                15,000              15,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Congruent International            12,378              12,378           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Safa Alkateb                        1,858               1,858           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Dennis Falkosky                       402                 402           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Pheng Keophila                        658                 658           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Rob Long                              829                 829           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Mason Myers                         2,049               2,049           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Sophia Vongphakdy                     916                 916           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Kahn Vongphakdy                       781                 781           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
CRONUS ACQUISITION                                                      - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Kameran Ahari                       4,382               4,382           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ramon Bautista                        876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Thomas Biggar                         439                 439           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Lisa Brady                          1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Anibal Brito                          656                 656           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Pam Clark                           1,433               1,433           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Maureen Costantino                  1,752               1,752           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Maike Daniels                       2,629               2,629           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Diana Darlington                      876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bruce Druetzler                     2,632               2,632           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Matt Feid                             175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Michael Fenton                      1,053               1,053           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bill Ferguson                      10,803              10,803           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Cheryl Ferguson                       526                 526           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Steve Gerling                       1,744               1,744           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
George Glass                       15,120              15,120           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------

Darlene Greenhaw                   13,149              13,149           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Julie Householder                   1,228               1,228           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Amir Izadpanah                        876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Snehalata Kamat                       876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Joe Kintz                           1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jeff Koon                           3,507               3,507           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Shirley Kozler                        876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
David Kruse                           175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Debahsis Dundu                        876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Glenda Lang                           526                 526           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Thanh Luu                           3,507               3,507           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Daniel Lyman                          876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jim Marsan                          2,629               2,629           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Furman McCormick                    2,629               2,629           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Mary McIntosh                         350                 350           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Michael Miller                      3,507               3,507           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Jerry Montigny                      1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ed Nardi                            2,629               2,629           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bill Nelson                         1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Chris Olson                           175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ardalan Ossareh                    13,149              13,149           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Kevin Owen                            876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Frank Ponturo                       1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bill Prekker                        3,210               3,210           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Charlie Prince                      3,507               3,507           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Valeri Reynolds                       876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Mark Rivenburg                        286                 286           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Eric Scholz                           876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Janet Seecharan                       175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ramarghavan Srinivasan                876                 876           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------
Steve Thomas                        2,629               2,629           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Nicholas Turner                     4,382               4,382           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Roy Wainwright (4)                110,169             110,169           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Chetan Desai                        1,053               1,053           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Anita Freling                          88                  88           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Martin Coakley                         70                  70           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Denise Gerling                         43                  43           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Dale Glover                           614                 614           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Damon Hovington                        35                  35           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Barbara Kritlow                       175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Cynthia Richardson                     18                  18           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Huy Vu                                175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Michael Zhang                          35                  35           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Loren Eaton (4)                    29,912              29,912           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Debbie Sherwood                        70                  70           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Marshall Martin                       175                 175           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Venogopal Eyyuni                    1,753               1,753           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Randall Flinn (4)                  91,857              91,857           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Dhru Desai (4)                    725,037             725,037           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Steven Smith (4)                  501,046             501,046           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Peter Mahida (4)                  552,273             552,273           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
William Dawson (6)                777,366             777,366           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ajay Malawade                         350                 350           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Patrick Sherlock                    7,013               7,013           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Raj Dave                           57,061              57,061           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Richard L. Abrahams                26,300              26,300           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Ribert R. Bellick                  80,650              80,650           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Chris L. Gust                      80,650              80,650           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
CTI Telecom, Inc. (5)             400,000             400,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
J.A. Sunkel (6)                    29,289              29,289           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

===========================================================================================
                                                                         Common Shares
                               Number of Shares                      Owned After Offering
Name and Address  of         Beneficially Owned (1)  Common Shares           Percentage of
Selling Securityholder        Prior to Offering     Offered Hereby   Number   Outstanding
----------------------       ---------------------  --------------   ------   -----------
-------------------------------------------------------------------------------------------
William F. Ferguson (6)            11,716              11,716           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
George Chen (6)                    36,611              36,611           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Richard L. Abrahams,               78,844              78,844           - 0 -     - 0 -
Trustee of th R.L.A 1993 Trust
 u/a/d 11/10/93 (7)
-------------------------------------------------------------------------------------------
ZANNET SECURITIES Corp. (8)
-------------------------------------------------------------------------------------------
The Zanett Securities L.P. (8)    437,500             437,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
The Zanett Lombardier Fund
 L/P/ (8)                       1,468.750           1,468.750           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Zanett Lombardier Fund II,        156,250             156,250           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Goldman Sachs Performance
Partners, L.P. (8)              1,031,250           1,031,250           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Goldman Sachs Performance
Partners (offshore) L.P. (8)      843,750             843,750           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Samuel L. Milbank (8)              62,500              62,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Heriot Holdings, Ltd. (8)          62,500              62,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Harlow Enterprises, Inc. (8)       62,500              62,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Parkland Limited (8)               62,500              62,500           - 0 -     - 0 -
-------------------------------------------------------------------------------------------
Bruno Guazzoni (8)                625,000             625,000           - 0 -     - 0 -
-------------------------------------------------------------------------------------------

1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes consideration of voting or investment power with respect to the securities at issue. Information with respect to beneficial ownership is based upon information as of September 8, 2000, and assumes that there is outstanding an aggregate of 26,388,699 shares of common stock, not including treasury shares. Except as otherwise indicated in the footnotes below, and subject to community property laws where applicable, we believe, based upon information furnished by selling Securityholders, that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) In April 1997, the Company issued $3,000,000 in 5.0% convertible debentures due April 2001 to a group of accredited investors. In May 1997, the Company issued $2,000,000 in 5% convertible debentures due May 2001 to these same investors. These debentures were convertible in shares of common stock and warrants to purchase common stock. Each warrant had a strike price set at 125% of the market price of the Company's common stock at the time of conversion. During 2000 and 1999, holders of the debentures converted $224,684 and $1,073,310 of debentures and accrued interest into 274,911 and 1,652,717 shares of common stock, respectively. In November 1999, the Company issued additional warrants to debenture holders on the condition that the original warrants issued as part of the debenture offering be converted. In connection 416,969 warrants were issued to participating in this program. These warrants have a term expiring on December 10, 2000, and an exercise price of $2.50 per warrant. The shares underlying these warrants are being registered hereby.

(3) In January 2000, the Company executed an agreement with an investment banking firm to provide investment banking and advisory services through August 31, 2001. As consideration for these service the Company issued warrants to purchase up to 200,000 shares of the Company's common stock at an exercise price of $7.50 per share. The warrants are exercisable at any time from February 1, 2000 to January 31, 2003.

(4) Represents shares of common stock issued to these individuals in satisfaction of indebtedness owed to the individuals by Cronus Technology, Inc.

(5) On March 31, 2000, the Company acquired substantially all of the assets and assumed certain liabilities of Cronus Technology Inc. ("Cronus") for approximately $9,300,000 of the purchase price was funded through the issuance of 3,700,000 shares of the Company's common stock and approximately $300,000 was paid in cash. Cronus manufactures and sells telecommunications equipment and provides consulting services for satellite telecommunications planning. The purchase and debt assumption agreements related to the Cronus acquisition obligate the Company to issue up to 1,225,000 additional common shares if the fair value of its common stock has not reached $7.30 per share prior to the one-year anniversary date of these agreements. The Company will determine the purchase price adjustment when, and if, it issues any additional common shares. In addition to the foregoing adjustment, the acquisition agreements provide for the adjustment of the purchase price based upon an audit of

Cronus as at December 31, 1999. This audit resulted in a downward adjustment of net worth and a corresponding reduction of shares due the former Cronus shareholders by 812,460 shares. The shares distributed to the former shareholders of Cronus and being sold hereby reflect this reduction on a prorata basis. In September the Company received a notice from William Dawson, the Selling Cronus Stockholder's Agent objecting to this adjustment and to certain aspects of the BDO audit. The Company has responded to this notice by stating that these objections are not permitted under the terms of the acquisition agreements and, in any event are clearly erroneous. Mr. Dawson has stated his intent to pursue these claims; if he does, the Company intends to vigorously object to any such claims. There is also included in the shares registered hereby, on a prorated basis, 555,000 shares which are being held in escrow pending resolution of any post-closing claims by the Company against Cronus. On September 28, 2000, the Company submitted claims in excess of $150,000, which if decided in its favor would reduce the number of shares to be issued out of escrow in an indeterminable amount.

(6) Includes the following shares issued to these individuals in connection with the satisfaction of indebtedness owed to them by Cronus: William Dawson 533,472 common shares and 88,912 shares underlying stock purchase warrant; William F. Ferguson 10,042 common shares and 1,674 shares underlying stock purchase warrant; George Chen 31,381 common shares and 5,230 shares underlying stock purchase warrant; J.A. Sunkel 78,844 common shares and 4,184 shares underlying stock purchase warrant. The agreements relating to the retirement of indebtedness provides for the issuance of additional shares of FastComm common stock have not achieved a certain price level on or before March 31, 2001. Such shares, if any, will be registered by Post-effective amendment to the Registration Statement.

(7) Represents shares issued to this trust in settlement of indebtedness of Cronus owed to the Trust in the amount of $500,000 plus accrued interest to March 31, 2000. The debt satisfaction agreement between the Company and the Trust provides for the issuance of additional shares, if the price per share of the Company's common stock does not achieve a certain level on or before March 31, 2001. Such shares, if any, will be registered by post-effective amendment to the Registration Statement.

(8) Represents pro rata share of 200% of the number of Shares issuable under Prepaid Warrants, the shares underlying certain Incentive Warrants and shares underlying a Placement Agents warrant - see "Description of Securities - Warrants and Debentures." On September 8, 2000, the Company sold 3,500 units at $1,000 per unit to a group of accredited investors. Each unit consists of a prepaid common stock purchase warrant ("Prepaid Warrant") and an incentive warrant ("Incentive Warrant") to acquire additional shares of common stock in the Company. The Prepaid Warrant is convertible at the option of the holder into that number of shares of common stock determined by dividing $1,000 by the lesser of $2.00 or the average of the five lowest closing bid prices for the ten trading day period prior to conversion. The Prepaid Warrant earns interest at a rate of 4% payable in common stock. Each Incentive Warrant allows the holder to purchase 250 shares at $2.50 per share. The Incentive Warrants have a five year term and are exercisable immediately. The Company paid a placement fee of $350,000 and issued to the placement agent warrants to purchase 437,500 shares of stock at an exercise price of $2.50 per share. The placement agent for this transaction was The Zanett Securities Corporation.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, of which 26,388,699 shares were outstanding at September 8, 2000, fully paid and non-assessable prior to this offering. There were 3,500,346 options outstanding under the Company's Stock Option Plan as at that date.

COMMON STOCK

      The holders of common stock are entitled to one vote for each share held of record in the election of directors and with respect to all other matters to be voted on by stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50 percent of such shares voting for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of FastComm Communications Corporation, the holders of common stock of liquidation, dissolution or winding up of FastComm Communications, the holders of common stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All of the shares of common stock currently outstanding are duly authorized, validly issued, fully paid and non-assessable.

WARRANTS AND DEBENTURES

      In connection with its reorganization under Chapter 11 of the Federal Bankruptcy Act, the Company issued debentures, totaling $2,490,357 issued to unsecured creditors. The debentures are convertible into common stock of the Company between the first and fourth anniversary of the effective date of the Plan. The debentures are convertible at the average of the closing price of the Company's common stock for the ten consecutive trading days ending on the trading day immediately prior to conversion. The debentures bear interest at 7.5%, payable in common stock of the Company. If not converted sooner, all debentures must be converted to common stock by April 2003. The Company has the right, at anytime, to redeem for cash at par value all of the outstanding debentures plus any accrued interest. Each debenture holder had the additional right to surrender the entire debenture to the Company on April 12, 2000 and receive cash equal to 15% of the holder's original allowed claim plus interest. As at September 8, 2000 there were $767,602 debentures outstanding.

      There are currently outstanding 6,067,143 warrants to purchase common stock, including those warrants issued on September 8, 2000 in a private placement to a group of accredited investors represented by The Zanett Securities Corporation.. Each warrant entitles the registered holder to purchase one share of our common stock, $.01 par value, at exercise prices ranging from $2.00 to $7.50 per share, exercisable at various times until September, 2005.

      In January 2000 the Company issued warrants to purchase 200,000 shares of its common stock to Kaufman Bros, LLP, an investment banking firm. These warrants are exercisable at a price of $7.50 per share for a period of three years and contain standard anti-dilution and other provisions.

      On September 8, 2000, FastComm Communications Corp. ("FastComm") completed a Private Placement of $3,500,000 of its securities with a group of accredited investors represented by Zanett Securities Corporation ("Zanett") New York, New York, acting as Placement Agent. The offering consisted of 3,500 Units, each Unit consisting of (i) a Prepaid Common Stock Purchase Warrant, (the "Prepaid Warrants"), which entitles the holder thereof to acquire such number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as is equal to One Thousand Dollars ($1,000) divided by the Exercise Price set forth in the Prepaid Warrants, and (ii) an additional warrant, to acquire shares of Common Stock (the "Incentive Warrants"). In addition, the Company granted to the Purchasers, an option to purchase an additional 3,500 Units on the same terms and conditions and with such changes as are stated herein exercisable during the period starting on February 1, 2001 and ending on November 1, 2001 (the "Option"). The shares of Common Stock issuable upon exercise of or otherwise pursuant to the Prepaid Warrants and the Incentive Warrants are referred to herein as the "Warrant Shares." The Prepaid Warrants, the Incentive Warrants and the Warrant Shares are collectively referred to herein as the "Securities" and each of them may individually be referred to herein as a "Security."

      Contemporaneous with the execution and delivery of the Securities Agreement, the parties entered into a Registration Rights Agreement, pursuant to which the Company agreed to provide certain registration rights to the owners of the Warrant Shares and the Placement Warrants under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

      The Exercise Price of the Prepaid Warrants equals the lower of the Fixed Exercise Price and the Variable Exercise Price, each in effect as of such date and subject to adjustment as provided in the Warrant. The "Fixed Exercise Price" means $2.00 and shall be subject to adjustment as provided in the Warrant. The "Variable Exercise Price" means, as of any date of determination, the average of the lowest five (5) Closing Bid Prices for the ten (10) consecutive trading day period ending on the trading day immediately preceding the date of determination, provided, however, in no event shall the Variable Exercise Price exceed the Closing Bid Price on the date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) day period), and shall be subject to adjustment as provided herein.

      Each Incentive Stock Purchase Warrant allows the holder thereof to purchase one-half of a share of the Company's Common Stock for each share purchased by exercise of the Prepaid Warrants at an exercise price of 125% of the Exercise Price of the corresponding Prepaid Warrant. The Incentive Warrants are exercisable for a period of five years and carry with them other customary terms and conditions including anti-dilution protection.

      Zanett acted as Placement Agent for the offering and received a Placement Agent fee equal to ten percent (10%) of the purchase price of the sale of Units and Warrants to purchase up to 437,500 shares of the Company's Common Stock for an exercise price of $2.50 per share. The Warrants are exercisable for a period of five years. In addition, Zanett was reimbursed certain costs and expenses of the offering.

      In April 1997, the Company issued $3,000,000 in 5.0% convertible debentures due April 2001. In May 1997, the Company issued $2,000,000 in 5% convertible debentures due May 2001. For the first 180 days following the issuance, the debentures were convertible at the option of the holder into common stock at a conversion price equal to the average closing bid prices on NASDAQ for the ten trading days prior to conversion. If the conversion occurred more than 180 days after the issuance, the conversion price would be the lesser of 125% of the average closing bid prices on NASDAQ for the ten trading days prior to the issuance date, or, 90% of the average closing bid prices on NASDAQ for the ten trading days prior to the conversion date. In addition, if the conversion occurs more than 180 days after the issuance, the holder will receive one warrant for every five shares of common stock received upon conversion of the debentures. If the conversion occurred more than 360 days from the issuance, the holder will receive one warrant for every 2 1/2 common shares received upon conversion of the debentures. Each warrant has a strike price set at 125% of the market price of the Company's common stock at the time of conversion. During 2000 and 1999, holders of the debentures converted $224,684 and $1,073,310 of debentures and accrued interest into 274,911 and 1,652,717 shares of common stock, respectively.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is Continental Transfer & Trust Company, whose address is 2 Broadway, New York, New York, 10004, telephone number (212) 509-4000.

                              PLAN OF DISTRIBUTION

      The Shares are being offered on behalf of the Selling Securityholders, and, except for the exercise price of certain Warrants, the Company will not receive any proceeds from the Offering. The Shares may be offered and sold from time to time by the Selling Securityholders, or by pledges, donees or transferees of, or other successors in interest to, the Selling Securityholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Offered Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales (ii) transactions involving cross or block trades or otherwise on the NASDAQ OTC Bulletin Board; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own account pursuant to this Prospectus; (iv) "at the market " to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Securityholders or their successors in interest may enter into hedging transaction with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the

Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus.

      Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares as agents may receive compensation in the form of commissions, discounts of concessions from the Selling Securityholders and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Securityholders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Securityholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder any other Securityholder, broker, dealer, underwriter or agent relating to the sale of distribution of the Offered Shares.

      We have agreed to indemnify the selling security holders and the selling security holders have agreed to indemnify us, our officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in or material omission or alleged omission from the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the Registration Statement or other document in reliance upon information furnished by the indemnifying party.

      The legal, accounting and other fees and expenses related to the offer and sale of the common stock contemplated hereby are estimated to be $50,000 and will be paid by us. We will pay all expenses incurred in connection with this offering, excluding commissions charged by any broker or dealer acting on behalf of a selling security holder.

                                 LEGAL MATTERS

            The validity of the shares of Common Stock offered hereby is being passed upon by Sokolow, Dunaud, Mercadier & Carreras, New York New York, and Paris France, counsel to the Company.


                                    EXPERTS

            The audited financial statements and supplemental schedule of the Company have been audited by BDO Seidman, LLP, independent certified public accountants, whose report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) is incorporated herein by reference from the Company's Annual Report on Form 10-K. The audited financial statements of Cronus Communication, Inc. have been audited by BDO Seidman, LLP, independent certified public accountants, whose report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) is incorporated herein by reference from the Company's Form 8-K, as amended. These financial statements and this schedule are incorporated herein by reference in reliance upon the reports of such independent certified public accountants given upon their authority as experts in accounting and auditing.

                                MATERIAL CHANGES

      On September 8, 2000, the Company sold 3,500 units at $1,000 per unit to a group of accredited investors. Each unit consists of a prepaid common stock purchase warrant ("Prepaid Warrant") and an incentive warrant ("Incentive Warrant") to acquire additional shares of common stock in the Company. N The Prepaid Warrant is convertible at the option of the holder into common stock at a conversion price equal to the lesser of $2.00 or the average of the five lowest closing bid prices for the ten trading day period prior to conversion. The prepaid warrant earns interest at a rate of 4% payable in common stock. The Incentive Warrants allow the holder to purchase one half of one share at a $2.50 per share. The Incentive Warrants have a five year term and are exercisable immediately. The Company paid a placement fee of $350,000 and issued to the placement agent warrants to purchase 438,000 shares of stock at an exercise price of $2.50 per share. The fee paid and the fair value of the warrants issued will be recorded as a reduction in paid in capital. The placement agent for this transaction was The Zanett Securities Corporation.


  DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES


      Our amended and restated certificate of incorporation allows us indemnity to the fullest extent permitted under the Virginia Stock Corporation Act (the "Act") our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law.

      The Act also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith for a purpose he reasonably believed to be in the Company's best interests. However, no indemnification is permitted in an action by the Company's, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to FastComm, unless a court determines FastComm should pay a portion. In addition, the Act provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

      Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the Act. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, of if the shareholders decide that indemnification if proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.

      We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.

      Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus, and, if given or made, the information or representation not contained in this prospectus must not be relied on as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase, any of the securities offered by this prospectus, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this prospectus nor the issuance or sale of any securities hereunder shall under any circumstances create any implication that there has been no change inn the information disclosed in this prospectus to date or delivered and incorporated by reference.


NO DEALER, SALES PERSON OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATION NOT CONTAINED
IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF ANY OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY FASTCOMM COMMUNICATIONS
CORPORATION JURISDICTION TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN

      SUCH JURISDICTION.  NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE MADE   HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY SHARES
OF IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS COMMON STOCK OF SHARES OF THE COMPANY SINCE
THE DATE HEREOF OR THAT THE INFORMATION COMMON STOCK
CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO ITS DATE.


                             ---------------------

                      FASTCOMM COMMUNICATIONS CORPORATION



                                   10,925,434
                                   SHARES OF
                                  COMMON STOCK



                             ---------------------
                                   PROSPECTUS



                             ---------------------
                                OCTOBER 30, 2000

            TABLE OF CONTENTS

                                      PAGE

Where You Can Find Additional information..................        2
Special Note Regarding Forward Looking Statements..........        3
Summary Description of Our Business........................        3
Certain Risk Factors.......................................        5
Use of Proceeds............................................        8
Selling Security Holders...................................        8
Description of the Securities..............................       15
Plan of Distribution.......................................       16
Legal Matters..............................................       17
Experts....................................................       17
